Exhibit 10.59
Dated 26 December 2016

LIVANOVA PLC

AND

ANDRÉ-MICHEL BALLESTER

CONSULTANCY AGREEMENT

Latham & Watkins

London

99 Bishopsgate
London EC2M 3XF
(44) 020 7710 1000 (Tel)
(44) 020 7374 4460 (Fax)
www.lw.com

THIS AGREEMENT is made on 26 December 2016
BETWEEN

(1)	LIVANOVA PLC, a company registered in England with registered number 09451374 and having its registered office at 20 Eastbourne Terrace, London, England W2 6LG (the “Company”); and

(2)	ANDRÉ-MICHEL BALLESTER, residing at 30 Blandford Street, London England W1U 4BY (the “Consultant”).
BACKGROUND
The Company wishes to benefit from the skills and abilities of the Consultant and the Consultant is an independent contractor who has agreed to provide his services to the Company, upon the terms and subject to the conditions set out in this Agreement.
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement, unless the context otherwise requires:

“Agreement”	means this contract and the Schedule
“Appointment”	means the engagement of the Consultant under this Agreement, or, as the context requires, the duration of that engagement
“Board”	means the Board of directors of the Company from time to time or any duly authorised committee thereof
“Commencement Date”	means 31 December 2016
“Confidential Information”
means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including any information about the personal affairs of any of the directors (or their families) of the Company or any Group Company, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of:
(a)    employees and their terms of employment;
(b)    customers and potential customers, their requirements and their terms of business with the Company/Group; and
(c)    suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format)

“Group”	means the Company, any presently existing holding company or undertaking of the Company and subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking
“Group Company” “Initial Period”	means any company within the Group means the period beginning on the Commencement Date and ending on the first anniversary of the Commencement Date
“Intellectual Property Rights” “Minority Holder”
means any and all existing and future intellectual or industrial property rights in and to any Works (whether registered or unregistered) including all existing and future patents, copyrights, design rights, database rights, trade marks, semi-conductor topography rights, plant varieties rights, internet rights/domain names, know-how and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing in and to any Works means a person who either solely or jointly holds (directly or through nominees ) any shares or loan capital in any company whose shares are listed or dealt in on a recognised investment exchange (as that term is defined by section 285 Financial Services and Markets Act 2000) provided that such holding does not, when aggregated with any shares or loan capital held by the Consultant’s partner and/or his or his partner’s children under the age of 18, exceed 3% of the shares or loan capital of the class concerned for the time being issued

“Protected Business”	means any business pertaining to trans-catheter mitral valve repair and replacement and cardiac rhythm management
“Restricted Area”	means: (a) the United Kingdom; and (b) any other country in the world where, between 1 January 2017 to 31 December 2018, the Company is engaged in the Protected Business
“Services”	means the services, work and other tasks to be provided by the Consultant to the Company in accordance with this Agreement as described in Clause 3
“Termination Date”	means the date of termination of the Appointment
“Works”
means any documents, materials, models, designs, drawings, processes, inventions, formulae, computer coding, methodologies, know-how, Confidential Information or other work performed, made, created, devised, developed or discovered by the Consultant either alone or with any other person in connection with or relating to the business of the Company or any Group Company or capable of being used or adapted for use therein or in connection therewith.

1.2	Interpretation and construction
Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	any reference to a Clause, the Schedule or Part of the Schedule is to the relevant Clause, Schedule or part of the Schedule of or to this Agreement unless otherwise specified;

(d)
references to this Agreement or to any other document shall be construed as references to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

(e)
references to any statute or statutory provision (including any subordinate legislation) includes any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision;

(f)
references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(g)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(h)	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.3	Headings
The table of contents and the headings in this Agreement are included for convenience only and shall be ignored in construing this Agreement.

2.	TERM

2.1	General
The terms of clause 2 are subject to the Company’s right to terminate the Appointment immediately without notice or payment in lieu of notice pursuant to clause 12.

2.2	Duration

(a)
The Appointment shall commence on the Commencement Date and shall continue for a fixed period of four years expiring automatically on 31 December 2020, unless earlier terminated by one party giving to the other not less than 1 months’ prior written notice of termination; provided, however, that the Appointment shall not be terminable by the Company during the Initial Period. No fees shall accrue and be payable after the date of termination of the Appointment.

(b)
If, after the Initial Period, the Appointment is terminated by the Company, then the Company will pay the Consultant a sum equal to the fees that the Consultant would have been paid pursuant to this Agreement in the period from the Termination Date to 31 December 2020 (inclusive of any payment in lieu of notice), and the Company will amend, subject to the prior approval of the compensation committee of the Board, each SAR award agreement having an expiration date that is sooner than it would have been had the Company not terminated the Appointment prior to 31 December 2020, to reinstate the pre-termination expiration date.

(c)
If the Appointment is terminated by the Consultant, then the Company will pay the Consultant a sum equal to the fees payable to the Consultant for the period ending on the Termination Date (inclusive of any payment in lieu of notice), and the Company will have no obligation to pay the Consultant a sum equal to the fees that the Consultant would have been paid pursuant to this Agreement in the period from the Termination Date to 31 December 2020.

2.3	Payment in lieu of notice

(a)
On notice of termination being served by either party the Company shall be entitled at its sole discretion at that time, or at any time thereafter during the notice period to terminate the Appointment immediately by giving the Consultant notice in writing. In these circumstances the Company can elect to subsequently pay to the Consultant the fees (if any) which would otherwise have been payable by the Company to the Consultant during the remainder of the notice period.

(b)
For the avoidance of doubt, the Company is not obliged to make a payment in lieu of notice. If the Company shall decide not to do so, the Consultant shall not be entitled to enforce that payment as a contractual debt nor as liquidated damages.

3.	SERVICES

3.1	Provision of Services

(a)
With effect from the Commencement Date, the Consultant shall, on request by any representative of the Company, designated as such by the Company’s Chief Executive Officer, provide the Services together with such other services as the Company and the Consultant shall from time to time agree including, providing services to any Group Company. The specific Services to be provided are:

(i)	transitional support for the new chief executive officer of the Company during 2017, including litigation support services;

(ii)	projects that may be assigned by the Company’s Chief Executive Officer; and

(iii)	during 2018, 2019 and 2020 litigation support services only.

(b)
The Consultant may engage another person to perform any administrative, clerical or secretarial functions that are reasonably incidental to the provision of the Services provided that the Consultant accepts all liability for the terms of engagement and shall indemnify the Company from and against any claims or liability arising from that engagement. The Company will not provide the Consultant with any administrative, clerical or secretarial functions, unless agreed expressly with the CEO from time to time.

(c)
The Consultant will perform the Services in compliance with all applicable laws, rules and regulations and, in addition, the Consultant will comply with all internal policies and regulations of the Group as are identified to the Consultant from time to time in writing, including, but not limited to, the Company’s Code of Conduct and its supporting policies and procedures.

3.2	Hours and location of work
During 2017, the Consultant shall devote at least 50% of his working days to providing the Services to the Company, subject to an upper limit of 55% of working days. During 2018, 2019 and 2020, the Consultant shall provide the Services to the Company as reasonably requested from time to time, bearing in mind the Services are limited to litigation support. The Services shall be provided for those hours and at those places necessary for the proper performance of the Services.

4.	FEES

4.1	Fee rate

4.2	In consideration of the Consultant providing the Services referred to in Clause 3.1 in accordance with this Agreement, the Company agrees to pay the Consultant the following fees:

(a)	US $400,000 for the period 31 December 2016 to 31 December 2017; and

(b)	US $50,000 per annum for the period commencing on 1 January 2018 to termination of the Appointment.

4.3	Payment
The fee shall accrue from day to day during each month in which the Services are provided and be payable in equal monthly instalments (excluding VAT) within 10 business days following the end of each month during which the Consultant is to provide the Services.

4.4	Expenses
The Company shall reimburse to the Consultant (against receipts or other appropriate evidence as the Board may require) the amount of all out-of-pocket expenses reasonably and properly incurred by it in the proper discharge of the Services.

4.5	Obligation to pay tax
The Consultant shall at all times pay any income tax, National Insurance contributions, VAT and other contributions required by law to be paid by it in relation to the provision of the Services, or receipt by it of the fee, or both (including any interest or penalties imposed in respect of such payments).

4.6	Tax indemnity
The Consultant shall indemnify and keep indemnified the Company and each Group Company for all time on demand from and against any and all costs, claims, penalties, liabilities and expenses incurred in respect of income tax, National Insurance or other contributions due by the Consultant in relation to the provision of the Services.

4.7	Deductions
Without prejudice to the indemnity in Clause 4.6, if for any reason, the Company or any Group Company shall become liable to pay, or shall pay, any taxes or other payments referred to in Clause 4.5, the Company shall be entitled to deduct from any amounts payable to the Consultant all amounts so paid or required to be paid by or in respect of it or any Group Company in that respect.

5.	NO EMPLOYMENT OR AGENCY

5.1	No employment, agency or partnership
The Consultant warrants and represents to the Company that he is an independent contractor. Nothing contained in this Agreement shall be construed or have effect as constituting any relationship of employer and employee, partnership or joint venture between the Company or any Group Company and the Consultant, nor shall it constitute the Consultant acting as an agent or a worker of the Company or any Group Company. Unless expressly authorised to do so, the Consultant shall not have any right or power whatsoever to contract on behalf of any Group Company or bind any Group Company in any way in relation to third parties and will not hold itself out as having such authority. The Consultant is supplying the Services to the Company and any Group Company as part of the Consultant’s business undertaking. The Company and any Group Company receiving the Services is/are the Consultant’s clients for these purposes.

5.2	Payment of Other Persons
The Consultant shall be responsible for the payment and/or provision of all remuneration and any benefits due to or in respect of any person whom the Consultant involves in the provision of the Services under their contract of employment or engagement with the Consultant or otherwise, including any national insurance, income tax and any other form of taxation or social security costs in respect of such person's remuneration or benefits, as well as any pension benefits to be provided to or in respect of such person.

6.	INDEMNITY AND INSURANCE

6.1	Consultant’s undertaking
The Consultant acknowledges that the Company will rely upon his skills and judgement in relation to the Services and undertakes that in providing the Services he will exercise all reasonable skill, care and attention in all matters.

6.2	Indemnification of the Company
The Consultant shall indemnify and keep indemnified the Company and each Group Company for all time on demand from any and all direct or indirect damages, loss, costs, claims, liabilities and expenses incurred in respect of the Consultant’s performance (or non-performance) of the Services including in respect of any act, neglect or default of the Consultant or any person authorised by the Consultant to act on his behalf, provided that the Consultant's liability under this clause is limited to $550,000.

6.3	Consultant to insure
The Consultant shall maintain, at his own cost, a comprehensive policy of insurance to cover the Consultant’s liability in respect of any act, omission or default for which he may become liable himself, or become liable to indemnify the Company under this Agreement (including, insurance to cover third party, employer’s and professional liability claims).

7.	OTHER INTERESTS

7.1	Restrictions on other activities and interests
During the Appointment, the Consultant may accept and perform engagements from or be employed by other persons, provided that;

(a)
during the period from the Commencement Date to 31 December 2018 the Consultant shall not within the Restricted Area be employed or engaged or at all interested (except as a Minority Holder) in that part of a business which is involved in the Protected Business if it is or seeks to be in competition with the Company or any Group Company; and

(b)	such employment or engagement does not (in the reasonable opinion of the Board) impinge on the Consultant’s ability to provide the Services.

7.2	Severance
It is agreed that if the restriction in Clause 7.1 shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted, the restriction shall apply with such deletion(s) as may be necessary to make it valid and enforceable.

7.3	Conflicts
During 2017 and 2018, the Consultant shall immediately disclose to the Company any conflict of interest that arises in relation to the provision of the Services as a result of any present or future appointment, employment or other interest of the Consultant and any and all appointments that the Consultant accepts that may impact his ability to perform the Services or dedicate the time necessary to achieve same.

8.	CONFIDENTIAL INFORMATION

8.1	Restrictions on disclosure/use of Confidential Information
The Consultant must not either during the Appointment (except in the proper performance of the Services) or at any time (without limit) after the Termination Date:

(a)	divulge or communicate to any person;

(b)	use for his own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of any Confidential Information. The Consultant must at all times use his best endeavours to prevent publication or disclosure of any Confidential Information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Consultant.

8.2	Protection of Company documents and materials
All notes, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by the Consultant or otherwise and in whatever medium or format) relating to the business of the Company or any Group Company or any of its or their clients (and any copies of the same):

(a)	shall be and remain the property of the Company or the relevant Group Company or client; and

(b)	shall be handed over by the Consultant to the Company or relevant Group Company or client on demand and in any event on the termination of the Appointment.

8.3
The Consultant undertakes that, he will not at any time during the Appointment or at any time (without limit) after the Termination Date make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents. The Company undertakes not to make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Consultant.

9.	INVENTIONS AND OTHER WORKS

9.1	Application of this Clause
The provisions of this clause 9 apply only during 2017.

9.2	Creation of Works
The Consultant may make or create Works during the Appointment.

9.3	Disclosure and ownership of Works
The Consultant must immediately disclose to the Company all Works and all Intellectual Property Rights. Both the Works and the Intellectual Property Rights will (subject to sections 39 to 43 of the Patents Act 1977) belong to and be the absolute property of the Company or any other person the Company may nominate.

9.4	Protection, registration and vesting of Works
The Consultant shall immediately on request by the Company (whether during the Appointment or after the Termination Date) and at the expense of the Company:

(a)
apply or join with the Company or any Group Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) in the United Kingdom and in any other part of the world for, or in relation to, any Works;

(b)
execute all instruments and do all things necessary for vesting all Intellectual Property Rights or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or other person as the Company may nominate; and

(c)
sign and execute any documents and do any acts reasonably required by the Company in connection with any proceedings in respect of any applications and any publication or application for revocation of any Intellectual Property Rights or Protection.

9.5	Waiver of rights by the Consultant
The Consultant hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which he may have in the Works, in whatever part of the world such rights may be enforceable including, without limitation:

(a)	the right conferred by section 77 of that Act to be identified as the author of any such Works; and

(b)	the right conferred by section 80 of that Act not to have any such Works subjected to derogatory treatment.

9.6	Power of attorney
The Consultant hereby irrevocably appoints the Company to be his attorney and in his name and on his behalf to execute any such act and to sign all deeds and documents and generally to use his name for the purpose of giving to the Company the full benefit of this Clause. The Consultant confirms that, with respect to any third parties, a certificate signed by any duly authorised officer of the Company that any act or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

9.7	Statutory rights
Nothing in this Clause 9 shall be construed as restricting the rights of the Consultant or the Company under sections 39 to 43 Patents Act 1977.

10.	OBLIGATIONS OF THE COMPANY
During the Appointment, the Company shall provide the Consultant with access to its registered office and its other offices and the Company’s information, records and other relevant material reasonably required by the Consultant in order to provide the Services. Further, the Company shall:

(a)	make available reasonable working space and facilities at its registered office to enable the Consultant to provide the Services; and

(b)	make available appropriate secretarial personnel to enable the Consultant to provide the Services only to the extent as provided in Clause 3.1.

11.	TERMINATION

11.1	Termination events
Notwithstanding the provisions of Clause 2.2, the Company shall be entitled, but not bound, to terminate the Appointment with immediate effect (and without giving any period of notice or pay in lieu of notice) by giving to the Consultant notice in writing at any time after the occurrence of any one or more of the following events:

(a)	if the Consultant commits any material or persistent breach of this Agreement, or fails to perform the Services to the standard required by the Company; or

(b)	if the Consultant becomes insolvent or bankrupt or compounds with or grants a trust deed for the benefit of his creditors; or

(c)
if the Consultant’s behaviour (whether or not in breach of this Agreement) can reasonably be regarded as materially prejudicial to the interests of the Company or any Group Company, including if he is found guilty of any criminal offence punishable by imprisonment (whether or not such sentence is actually imposed).

12.	DATA PROTECTION
By signing this Agreement, the Consultant acknowledges and agrees that the Company is permitted to hold and process personal (and sensitive) information and data about him and any other employees of or service providers to the Consultant who provide the Services from time to time as part of its personnel and other business records; and may use such information in the course of the Company’s business. The Consultant agrees that the Company may disclose such information to third parties, including where they are situated outside the European Economic Area, in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s business or that of any associated company. This Clause applies to information held, used or disclosed in any medium. The Consultant will procure the consent of any other relevant employee or service provider of the Consultant to the terms of this clause.

13.	AMENDMENTS, WAIVERS AND REMEDIES

13.1	Amendments
No amendment or variation of this Agreement or any of the documents referred to in it shall be effective unless it is in writing and signed by or on behalf of each of the parties.

13.2	Waivers and remedies cumulative

(a)	The rights of each party under this Agreement:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising or non-exercise of any right is not a waiver of that right.

(c)	Any right of rescission conferred upon the Company by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

14.	ENTIRE AGREEMENT

(a)
This Agreement, the documents referred to in it and the settlement agreement executed between the Company and the Consultant on 21 December 2016, constitute the entire agreement and understanding of the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between the parties, whether written or oral, relating to the subject matter of this Agreement.

(b)
Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

(c)	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

(d)	Nothing in this clause shall limit or exclude any liability for fraud.

15.	NO OUTSTANDING CLAIMS
The Consultant hereby acknowledges that he has no outstanding claims of any kind against the Company or any Group Company.

16.	SEVERANCE
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

17.	NOTICE

17.1	Notices and deemed receipt
Any notice hereunder shall be given by either party to the other either personally to its Company Secretary or sent to its registered office for the time being. Any such notice shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid recorded delivery or registered post or by email. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and

(c)	in the case of registered airmail, five days from the date of posting; and

(d)	in the case of email, at the time of transmission;
provided that if deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day. For the purpose of this Clause, “business day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

18.	THIRD PARTY RIGHTS
Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999. No right of any Party to agree any amendment, variation, waiver or settlement under or arising from or in respect of this Agreement, or to terminate this Agreement, shall be subject to the consent of any person who has rights under this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

19.	ASSIGNMENT
No Party may assign the benefit of its rights under this Agreement, whether absolutely or by way of security, or deal in any way with any interest it has under this Agreement.

20.	GOVERNING LAW AND JURISDICTION

20.1	Governing law
This Agreement shall is governed by and to be construed in accordance with English law.

20.2	Jurisdiction
Each party hereby submits to the exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or in connection with this Agreement and its implementation and effect.

IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.
EXECUTED by

André-Michel Ballester

In the presence of:

Witness Signature	__________________________________

Full Name	_________________________________

Address:	__________________________________

__________________________________

__________________________________

EXECUTED as a Deed

by LivaNova Plc acting by	__________________________________

Brian Sheridan,	General Counsel & Company Secretary
General Counsel & Company Secretary

In the presence of:

Witness Signature	__________________________________

Full Name	_________________________________

Address:	__________________________________

__________________________________

__________________________________

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